UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 2, 2018

Career Education Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-23245	36-3932190
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

231 N. Martingale Rd., Schaumburg, IL		60173
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (847) 781-3600

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events.

Career Education Corporation (collectively with its subsidiaries, the “Company”) entered into a settlement agreement as of February 2, 2018 in Surrett, et al. v. Western Culinary Institute, Ltd. and Career Education Corporation, a case filed in March 2008 in the Circuit Court of the State of Oregon. Pursuant to the settlement terms, the Company will make a payment to settlement class members who complete, sign and return a claim form within 90 days of mailing of the claim form. The amount of the payment to each settlement class member returning a form will be 44% of the total charged to that person by Western Culinary Institute, Ltd. (“WCI”) for tuition, books and fees, less institutional grants and scholarships received by the person, amounts charged by WCI but not paid by the person and refunds applied as a result of withdrawal by the person. The settlement class consists of 1,169 individuals who enrolled at WCI primarily from 2006-2007. The institution is no longer in operation and closed in 2017. Unless they opt out, settlement class members will release the Company from all claims against the Company alleged in the case. If more than 30 settlement class members opt out of the settlement, the Company will have the option of withdrawing from the settlement. The Company makes no admission of liability pursuant to the terms of the settlement. The settlement is subject to final court approval.

The Company’s liability pursuant to the settlement will depend on how many settlement class members return valid claim forms, but is estimated to be at least $2.8 million. If all settlement class members returned valid claim forms the total amount would be approximately $14.0 million. Because it is uncertain how many class members will return valid claim forms, the Company does not have a best estimate where in that range the liability is likely to be. Accordingly, for the quarter ended December 31, 2017, the Company recorded a reserve of $2.8 million related to this matter.

The settlement terms also provide that the court will determine the amount of attorneys’ fees and costs payable by the Company to counsel for plaintiffs, although the parties have agreed that the attorneys’ fees and costs awarded shall be in the range of $3.75 to $8.0 million. Because the amount of attorneys’ fees and costs that the court will determine is uncertain, the Company does not have a best estimate where in that range the liability is likely to be. Accordingly, for the quarter ended December 31, 2017, the Company recorded a reserve of $ 3.75 million related to the attorneys’ fees and costs.

In addition to the settlement class members, there are approximately 1,100 individuals that have been compelled to arbitration pursuant to an earlier appellate court ruling. The number of individuals, if any, which may pursue arbitration separately on their own behalf is uncertain.

For additional information about the case, see Note 7 “Contingencies” to the unaudited condensed consolidated financial statements in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2017.

Cautionary Statement Regarding Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements, including statements about the expected effects of the settlement. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, but not limited to, uncertainties regarding court approval and the level of participation in the settlement by the settlement class members. Except to the extent required by law, the Company disclaims any obligations to update any forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAREER EDUCATION CORPORATION

By:	/s/ Jeffrey D. Ayers
Jeffrey D. Ayers

Senior Vice President, General Counsel and Corporate Secretary

Dated: February 6, 2018

3